                                                                       EXHIBIT 1

                                                                  Execution Copy

                                                        Confidential Information



                           Share Purchase Agreement



                                     Among



          Mr. Enrique Daroqui Raga and Ms. Maria Jesus Peris Sanchis,

         Mr. Fernando Monera Olmos and Ms. Maria Dolores Daroqui Raga,

        Mr. Jose Luis Gonzalez Arnau and Maria Oreto Ribera Valles, and

                         Mr. Enrique Alcor Cabrerizo,




                                    - and -



                               Astropower, Inc.






                            Valencia July 31, 2001
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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (hereinafter, the "Agreement") is entered into in Valencia (Spain) as of July 31, 2001.

I.  PARTIES

Among,

The married couple Mr. Enrique Daroqui Raga and Ms. Maria Jesus Peris Sanchis, married under the regime of community of property ("regimen economico ganancial"), each of Spanish nationality, of legal age, domiciled at Catarroja (Valencia), Plaza Mayor number 6, and respectively having National Identification Document (NIF) with number 24.302.506-Q and 73.538.976-H,

The married couple Mr. Fernando Monera Olmos and Ms. Maria Dolores Daroqui Raga, married under the regime of community of property ("regimen economico ganancial"), each of Spanish nationality, of legal age, domiciled at Madrid, Maestro Lasalle number 13, and respectively having National Identification Document (NIF) with number 19.433.415-W and 85.029.084-Q,

The married couple Mr. Jose Luis Gonzalez Arnau and Maria Oreto Ribera Valles, married under the regime of community of property ("regimen economico ganancial") , each of Spanish nationality, of legal age, domiciled at Picassent (Valencia), Calle Mayor number 19, and respectively having National Identification Document (NIF) with number 19.504.878-G and 20.758.950-R, and

Mr. Enrique Alcor Cabrerizo, of Spanish nationality, separated, of legal age, domiciled at Boadilla del Monte (Madrid), Avenida Valdepastores, number 7, chalet number 31, Urbanizacion Casas Blancas, and having National Identification Document (NIF) with number 376.796-X,


(hereinafter Mr. Enrique Daroqui Raga, Mr. Enrique Alcor Cabrerizo, Mr. Fernando Monera Olmos, Ms. Maria Dolores Daroqui Raga, Mr. Jose Luis Gonzalez Arnau shall each be a "Vendor", and collectively, the "Vendors"; Mr. Jose Luis Gonzalez Arnau shall hereinafter be referred to as the "Equity Shareholder", and Mr. Enrique Daroqui

                                               Share Purchase Agreement - Page 2
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Raga, Mr. Enrique Alcor Cabrerizo, Mr. Fernando Monera Olmos and Ms. Maria
Dolores Daroqui Raga shall each be a "Managing Shareholder," and collectively, the "Managing Shareholders").


- and -


Astropower, Inc., a corporation incorporated pursuant to the laws of the State of Delaware, in the United States of America, and having its registered office at Solar Park, Newark, Delaware (19716-2000), duly represented by Mr. Peter C. Aschenbrenner.

(hereinafter Astropower, Inc., or an Affiliate nominated by Astropower, Inc. to consummate the purchase set forth in this Agreement, shall be the referred to herein as the "Purchaser").


II. Recitals

1. Aplicaciones Tecnicas de la Energia, S.A., is a company incorporated pursuant to the laws of the Kingdom of Spain, having its corporate domicile at Catarroja (Valencia), Cami del Bony number 14, registered in the Commercial Registry of Valencia at Volume 3606, Page V-12651, Sheet Number 1, Section 919, and having Tax Identification Number (CIF) A46207817 (hereinafter, the "Company").

2. The share capital of the Company equals one hundred ninety-five million pesetas (195,000,000 Pts), divided into 19,500 nominative shares, fully subscribed and paid-up, having a par value of ten thousand pesetas (10,000
     Pts) each, of the same class and series, numbered consecutively from 1 through and including 19,500 (hereinafter, the "Shares").

3. Vendors collectively own one hundred percent (100%) of the Shares, free of all liens, charges, encumbrances and third party rights, in accordance with the following percentage interests in the capital of the Company (hereinafter, the "Applicable Percentage"):

                                               Share Purchase Agreement - Page 3
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     a)   Mr. Enrique Daroqui Raga owns 2,782 shares of the Company, numbered from 1,301 to 1,375, 1,407 to 1,500, 3,871 to 4,557, 10,401 to 11,470
          and 17,021 to 17,876, all included, which together represent fourteen point twenty-six percent (14.26%) of the share capital of the Company;

     b) Mr. Enrique Alcor Cabrerizo owns 975 shares of the Company, numbered from 1,226 to 1,300, 5,308 to 5,532, 10,026 to 10,400 and 16,721 to
          17,020, all included, which together represent five percent (5%) of the share capital of the Company;

     c) Mr. Fernando Monera Olmos owns 10,465 shares of the Company, numbered from 1 to 850, 1,501 to 3,870, 6,001 to 10,025 and 13,501 to 16,720,
          all included, which together represent fifty-three point sixty-seven percent (53.67%) of the share capital of the Company;

     d) Mr. Jose Luis Gonzalez Arnau owns 3,250 shares of the Company, numbered from 851 to 1,100, 4,558 to 5,307, 11,471 to 12,720 and
          17,877 to 18,876, all included,, which together represent sixteen point sixty-seven percent (16.67%) of the share capital of the Company, and

     e) Ms. Maria Dolores Daroqui Raga owns 2,028 shares of the Company, numbered from 1,101 to 1,225, 1,376 to 1,406, 5,533 to 6,000, 12,721 to 13,500 and 18,877 to 19,500, all included, which together represent ten point four percent (10.4%) of the share capital of the Company.

4. Vendors desire to sell all and not less than all of the Shares, and Purchaser desires to purchase all and not less than all of the Shares upon the terms, subject to the conditions and for the consideration set forth in this Agreement.

5. Vendors make certain representations and warranties to the Purchaser concerning the Shares and the Company in connection with this Agreement that are the basis of the Purchaser's decision to purchase the Shares.

6. Now therefore, to establish and define the terms, conditions and price of the Shares to be hereby acquired, and mutually recognising the sufficiency of their respective legal capacity to enter into this Agreement, the Vendors and the Purchaser agree as follows:

                                               Share Purchase Agreement - Page 4
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III.   CLAUSES

1.   Definitions and Appendices

1.1  Appendices.  The Appendices and the Schedules constitute an integral part
     ----------
     of this Agreement.

1.2  Definitions.  For purposes of this Agreement, its Appendices and Schedules
     -----------
     the capitalised terms set forth in Appendix 1.2, shall have the meaning stipulated beside each one of them or set forth in the Article or clause to which each respectively refers.

2.   Sale and Purchase of Shares; Consideration

2.1  Sale and Purchase.  On the Closing Date (as hereinafter defined), and
     --- -----------------
     subject to the conditions precedent set forth in Article 3 of this Agreement, the Vendors, with the express consent of their respective Spouses, shall sell all of the Shares to the Purchaser, and the Purchaser shall purchase all of the Shares from the Vendors, obtaining full title thereto, with all rights accessory and inherent to the Shares, free of liens, encumbrances, pledges, liabilities and any third party rights. The consideration for the purchase shall be paid in accordance with this
     Article 2.

2.2  Purchase Consideration.  On the terms and subject to the conditions set
     ----------------------
     forth herein, the Purchaser agrees to pay to the Vendors the maximum aggregate consideration of four thousand million Pesetas (4,000,000,000
     Pts), equivalent to 24,040,484.18 Euros (hereinafter, the "Purchase Consideration"), which shall be paid in the amounts, forms and times indicated in the following clauses of this Article 2, each according the Vendors' respective Applicable Percentage.

2.3  Equity Shareholder Consideration. In consideration for the shares of the
     --------------------------------
     Equity Shareholder, the Purchaser shall pay to the Equity Shareholder on the Closing Date the agreed consideration in cash of six hundred and sixty six million eight hundred thousand Pesetas (666,800,000 Pts), equivalent to 4,007,548.71 Euros

                                               Share Purchase Agreement - Page 5
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     (hereinafter, the "Equity Shareholder Consideration"), by irrevocable wire transfer to such Spanish bank as listed in Appendix 2.3.

2.4  Managing Shareholders Consideration. In consideration for the respective
     -----------------------------------
     shares of the Managing Shareholders, the Purchaser shall pay to the Managing Shareholders on the Closing Date the aggregate of the Managers' Cash Consideration (as defined in clause 2.5) and the Consideration Shares (as defined in clause 2.6).

2.5  Managers' Cash Consideration. The Purchaser shall pay to the Managing
     ----------------------------
     Shareholders on the Closing Date fifty percent (50%) of their respective Applicable Percentage of the Purchase Consideration (hereinafter, the "Managers' Cash Consideration"), by irrevocable wire transfer to such Spanish banks as listed in Appendix 2.3. Accordingly, the Purchaser shall pay the following amounts to the Managing Shareholders on the Closing Date:

          (i) To Enrique Daroqui Raga, a total of two hundred and eighty five million two hundred thousand Pesetas (285,200,000 Pts), equivalent to 1,714,086.52 Euros;

          (ii) To Enrique Alcor Cabrerizo, a total of one hundred million Pesetas (100,000,000 Pts), equivalent to 601,012.04 Euros;

          (iii) To Fernando Monera Olmos, a total of one billion seventy three million four hundred thousand Pesetas (1,073,400,000 Pts), equivalent to 6,451,263.93 Euros; and

          (iv) To Maria Dolores Daroqui Raga, a total of two hundred and eight million Pesetas (208,000,000 Pts), equivalent to 1,250,105.18 Euros.

2.6  Consideration Shares. The Purchaser shall pay to the Managing Shareholders
     --------------------
     on the Closing Date fifty percent (50%) of their respective Applicable Percentage of the Purchase Consideration in the form of newly issued common shares of Astropower, Inc. (hereinafter, the "Consideration Shares").

     The Vendors hereby acknowledge that the Consideration Shares have not been, and shall not have been at the time of their issuance, registered under the Securities Act. Accordingly, the Consideration Shares, once transferred to the

                                               Share Purchase Agreement - Page 6
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     Vendors shall bear a restrictive legend reciting that they may not be offered for sale, sold, or otherwise transferred except pursuant to an effective registration statement under the Securities Act or unless sold pursuant to rule 144 under such Securities Act. Vendors further acknowledge that they are acquiring the Consideration Shares pursuant to this Agreement for investment purposes and not with a view to the resale thereof in violation of the Securities Act, and have received and reviewed such information concerning the Purchaser, and have been given the opportunity to ask such questions of, and receive answers from, representatives of the Purchaser, as they deem sufficient to make an informed investment decision with respect to the Consideration Shares. The Purchaser attaches hereto as Appendix 2.6 a memorandum describing certain aspects of the Consideration Shares.

2.7  Number of Consideration Shares. The number of Consideration Shares that
     ------------------------------
     Purchaser must allot and issue to each respective Managing Shareholder shall be determined by dividing fifty percent (50%) of their respective Applicable Percentage of the Purchase Consideration by the Valuation of Astropower, Inc.'s shares.

2.8  Net Working Capital Adjustment. After the Closing Date, the Purchaser shall
     ------------------------------
     have the obligation to conduct an adjustment process of the Purchase Consideration (either increased or decreased, as the case may be), on the basis of the difference between the Net Working Capital of (i) two hundred and eleven million one hundred and fifty-nine thousand pesetas (211,159,000.00 Pts) determined from the balance sheet dated December 31, 2000, and attached hereto as Appendix 2.8 (hereinafter the "Basic Balance Sheet") and (ii) the amount of Net Working Capital of the Company on the Closing Date determined in accordance with Spanish generally accepted accounting standards by the independent auditing process set forth in this clause 2.8 (hereinafter, the "Adjustment").

     a) For purposes of conducting the Adjustment, the Purchaser shall appoint an independent auditor (hereinafter, the "First Auditor") from one of the firms listed in Appendix 2.8(a) within ten (10) Business Days from the Closing Date. Such independent auditor shall have twenty-five (25) Business Days from the Closing Date within which to deliver to board of directors of the Company a written report determining the value of the Net Working

                                               Share Purchase Agreement - Page 7
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          Capital of the Company on the Closing Date (hereinafter, the "First
          Auditor's Report").

     b) Should the First Auditor's Report determine that the Net Working Capital of the Company on the Closing Date was less than the amount of 211,159,000.00 Pts, the Vendors shall have the right to appoint, at their own expense, a second independent auditor (hereinafter, the "Second Auditor") from the firms listed in Appendix 2.8(a) within five
          (5) Business Days from delivery of the First Auditor's Report to conduct a review of the conclusions of the First Auditor's Report.

     c) Should the Vendors approve the conclusions of the First Auditor's Report or fail to notify the appointment of such Second Auditor within the time period provided in clause 2.8(b), the conclusions of the First Auditor's Report shall be final and binding for purposes of calculating the Final Adjustment.

     d) Should a Second Auditor be appointed, it shall deliver a written report to the board of directors of the Company within fifteen (15) Business Days following its appointment (hereinafter, the "Second Auditor's Report"). If there is any difference between the amount of the Net Working Capital of the Company on the Closing Date as determined by the First Auditor's Report and the Second Auditor's Report, and the Parties shall negotiate in good faith during the ten
          (10) Business Days immediately following the date of delivery to the Company of the Second Auditor's Report to attempt to reach an agreement on the determination of the Net Working Capital of the Company on the Closing Date and any Adjustment thereof as provided in this clause 2.8. Should the Parties reach such agreement within the time herein provided, this agreement shall be set forth in a signed writing and be final and binding upon the Parties for purposes of calculating the Final Adjustment.

     e) Should the Parties not reach agreement about the determination of the Net Working Capital of the Company on the Closing Date in the time provided pursuant to clause 2.8(d), the Parties agree that either shall have the right to forthwith instruct Arthur Andersen to be the third independent auditor (hereinafter, the "Third Auditor") to review the conclusions of the First Auditor's Report and the Second Auditor's Report.

                                               Share Purchase Agreement - Page 8
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     f)   Should a Third Auditor be appointed, it shall deliver a written report to the board of directors of the Company within fifteen (15) Business Days following its appointment (hereinafter, the "Third Auditor's Report"). The conclusions of the Third Auditor's Report as to the determination of the Net Working Capital of the Company on the Closing Date shall be final and binding upon the Parties for purposes of calculating the Final Adjustment. The cost of such Third Auditor's Report shall be borne equally by the Parties.

     g) The calculation of the Final Adjustment shall be completed by the Purchaser within two (2) Business Days from a final and binding determination of the Net Working Capital of the Company on the Closing Date in accordance with clauses 2.8(c), 2.8(d) or 2.8(f) and notified to the other Parties. Any Net Working Capital adjustment payment that must be made in accordance with this clause 2.8 shall be paid by the Purchaser to the Vendors or by the Vendors to the Purchaser, as the case may be, within seven (7) Business Days of the notification of the Final Adjustment.

     h) In the event of a short-fall in the Net Working Capital of the Company as determined by the Final Adjustment, the Vendors, according to their respective Applicable Percentage, shall pay such amount to the Purchaser by certified bank cheque or by irrevocable wire transfer to the Purchaser's bank account, at the election of Purchaser notified to the Vendors representative in writing.

     i) Should the Final Adjustment, as determined by the aforementioned process, find that the Net Working Capital of the Company on the Closing Date was greater than the amount of 211,159,000.00 Pts, the Purchaser shall pay such excess amount to the Vendors, in accordance with their respective Applicable Percentage, by certified bank or by irrevocable wire transfer to the Spanish Bank accounts as listed in Appendix 2.3, at the Vendors' election communicated in writing to the Purchaser.

3.   Conditions Precedent

3.1  Competition Law Condition Precedent.  This Agreement is subject to the
     -----------------------------------
     condition precedent that the Parties obtain Authorisation from the Spanish

                                               Share Purchase Agreement - Page 9
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     competition law authorities (hereinafter, the "SDC"), in accordance with this Article 3.

3.2  Notification to the SDC. The Purchaser shall notify the purchase of 100% of
     -----------------------
     the Shares to the SDC in a term no longer of ten (10) Business Days from the Execution Date. The Vendors shall provide all reasonable co-operation to the Purchaser in the preparation of the notification including, without limitation, verbal responses or written documents and information concerning the Company's volume of sales, products and the market share for such products.

3.3  Perfection of Competition Law Condition Precedent. The condition precedent
     -------------------------------------------------
     set forth in clause 3.1 shall be deemed perfected when the Purchaser or the Company obtains the Authorisation. Should the transaction not receive Authorisation in the first phase of review by the SDC, and the procedure is referred to the second phase of review before the Competition Defence Tribunal, this condition precedent shall be deemed perfected if, on or before the Termination Date (as herein defined), the transaction receives Authorisation without conditions by the Council of Ministers of Spain. Upon the perfection of the condition precedent, the Parties shall proceed to consummate this transaction as provided in Article 5.

3.4  Conditional Approval and Termination. If on or before October 31, 2001 the
     ------------------------------------
     Council of Ministers of Spain grants conditional approval to the transaction set forth in this Agreement, requiring certain additional measures by the Parties, the Parties shall negotiate in good faith during a period of thirty (30) calendar days counted from the reception date of such notification in order to attempt to comply with the requirements of the Council of Ministers while preserving the economic balance and principles of set forth in this Agreement. Should the aforementioned thirty (30) day time period expire without the Parties having reached agreement, this Agreement shall terminate pursuant to clause 3.6.

     Should the Parties agree on measures to respond to the requirements notified by the Council of Ministers, they shall set forth their agreement in a writing executed by duly authorised representatives of the company and undertake take all commercially reasonable actions necessary or appropriate to obtain the Authorisation in accordance with this Agreement, and shall approve an Extension Period, provided that this Agreement shall terminate pursuant to

                                              Share Purchase Agreement - Page 10
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     clause 3.6 if, at the expiry of such Extension Period, the Authorisation has not been obtained.


3.5  Additional Conditions Precedent. In addition to the foregoing, the
     -------------------------------
     obligations of the Purchaser to purchase the Shares and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the satisfaction (or waiver by Purchaser) of the following conditions precedent:

     a) The representations and warranties of the Vendors shall have been true and correct when made and shall be true and correct on the Closing Date.

     b) No legal action or proceeding shall have been instituted seeking to restrain, prohibit or invalidate the purchase and sale of the Shares or other transactions contemplated by this Agreement.

     c) Neither the Company nor any of its Subsidiaries shall have filed for bankruptcy, insolvency, reorganisation, suspension of payments or other similar kind of protection from creditors under applicable Law.

3.6  Termination of Agreement.  If on or before October 31, 2001, or after
     ------------------------
     the expiry of any Extension Period, (i) the transaction has not received Authorisation, , or (ii) the Parties not reach agreement on the actions to take in response to any conditional approval of the transactions set forth in this Agreement in accordance with clause 3.4, the relevant conditions precedent established in this Article 3 shall be deemed incomplete and this Agreement shall be rendered null and void and without any legal effect (hereinafter, the "Termination Date"). The Parties shall not as a result of such termination owe each other any obligation.


4.   Pre-Closing Covenants

4.1  Conduct of the Business. From the Execution Date until the Closing Date,
     -----------------------
     both inclusive, the Vendors shall conduct and carry on the business of the Company in the ordinary and usual course, as going concerns, unless otherwise provided for in this Agreement or upon the prior written agreement of the Parties hereto. In particular, Vendors undertake that during the period from the Execution Date until the Closing Date, both inclusive, the Company shall not:

                                              Share Purchase Agreement - Page 11
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     a)   Sell, assign or otherwise transfer any fixed asset of the Company with a value greater than 5,000,000 Pts, except for sales in the ordinary course of business;

     b) Acquire or agree to acquire any fixed asset with a price greater than 10,000,000 Pts;

     c) Make or agree to make any payment other than routine payments in the ordinary and usual course of business;

     d)   Declare, pay or make dividend or other distribution by the Company;

     e) Increase, decrease, allot, issue or in any way modify the share capital of the Company or agree to increase, decrease, allot, issue or modify such capital,;

     f) Enter into contract, liability or commitment which is of a long term or unusual nature or which involves or could involve an obligation in excess of 10,000,000 Pts;

     g) Release a debtor of by the Company on terms that it pays less than the book value of its debt and not defer debt in excess of 10,000,000 Pts owing to the Company, nor subordinate or write off such debt;

     h) Repay any material borrowing or indebtedness in advance of its stated maturity,;

     i) Make any material changes in its systems, price or commercial policies, registers or accounting practices, except in the usual course of business.

     j) Make any material change in the rate of compensation, commission, or other remuneration payable, or pay or committed to pay any new incentive, retention or other compensation to any personnel;

     k) Initiate, settle or agree to settle any legal action for an amount exceeding 10,000,000 Pts.

     l) Engage in personnel reductions, or hire, dismiss or accept the resignation any personnel with an annual gross salary exceeding 5,000,000 Pts.

                                              Share Purchase Agreement - Page 12
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4.2  Tax Inspections. From the Execution Date until the Closing Date, the
     ---------------
     Vendors shall, and shall cause the Company to, inform the Purchaser on a timely basis of all matters relating to the Tax Inspections, and shall provide to the Purchaser not later than seven (7) Business Days prior to the Closing Date complete and accurate information on the status of such Tax Inspections, including copies of all documents which the Purchaser may reasonably request. Should the Company or its Subsidiaries have been requested by the Spanish Tax Authorities prior to the Closing Date to pay any amounts pursuant to any notice ("acta") or claim letter ("carta de cobro"), in respect of the Tax Inspections, the Vendors shall:

     a) Notify the Purchaser thereof in writing no later than fifteen (15) days prior to the last date when such amounts can be paid to the Spanish Tax Authorities without the relevant Company or Subsidiary incurring in any late payment fines, interests charges, surcharges or sanctions; and,

     b) Cause the Company to pay such amounts claimed by the Spanish Tax Authorities in respect of the Tax Inspections as become due and payable prior to the Closing Date without the relevant Company or Subsidiary incurring in any late payment fines, interests charges, surcharges or sanctions, or cause the Company to file a timely appeal of such claims and grant such guarantees in favour of the Spanish Tax Authorities as are required to suspend the duty to pay such amounts while an appeal therefrom is pending.

5.   Closing Date and Closing Date Actions

5.1  Closing Date. Subject to the satisfaction or waiver of the conditions
     ------------
     precedent set forth in Article 3, the sale and purchase of the Shares and the other transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of cuatrecasas, located at Avenida Aragon, number 30, Valencia (46021), commencing at 10:00 local time within seven
     (7) Business Days following the satisfaction or waiver in writing of the last complied or waived conditions precedent set forth in Article 3, or as soon thereafter as the Parties may mutually agree in writing (the date on which the Closing actually occurs and this Agreement is formalised before a notary public being the "Closing Date").

                                              Share Purchase Agreement - Page 13

5.2  Formalisation of the Sale and Purchase. The Parties shall formalise the
     --------------------------------------
     transfer of the Shares, fully paid-up and free of all liens, encumbrances and third party rights, before a notary public selected by the Purchaser and reasonably satisfactory to the Vendors.

5.3  Payment of the Purchase Price. At the formalisation of the Agreement on the
     -----------------------------
     Closing Date, the Purchaser shall pay the Equity Shareholder Consideration to the Equity Shareholder and the corresponding Managers' Cash Consideration and Consideration Shares to the Managing Shareholders in consideration for their transfer to the Purchaser of the Shares.

5.4  Deliveries at Closing and Endorsement of Share Certificates. Simultaneously
     -----------------------------------------------------------
     with the payment of the Equity Shareholder Consideration, the Managers' Cash Consideration and Consideration Shares due on the Closing Date, and as a condition to such obligations of the Purchaser, the Vendors shall:

     a) Deliver to the Purchaser a certificate from the Secretary of the Company with the approval of its President, of the resolution of the General Meeting of Shareholders of the Company in which the Vendors and the Company waive any preferential acquisition rights assigned by Law or the articles of association of the Company to the Vendors or the Company itself.

     b) Deliver to the Purchaser a statement signed by the Vendors confirming that the conditions precedent set forth in clause 3.5 have been perfected.

     c) Endorse and deliver over to the Purchaser all valid share certificates of the Shares.

     d) Deliver all original deeds of title to the Shares to the Purchaser, on which shall be annotated the transfer of the Shares.

     e) Deliver to the Purchaser all books and records of the Company, including duly signed and fully up-to-date Minute Books of the General Meeting of Shareholders and the Board of Directors.

     f) Additionally, the transfer of the Shares to the Purchaser shall be inscribed in the Register Book of Shareholders of the Company upon the consummation of the transaction.

                                              Share Purchase Agreement - Page 14

     g) The Equity Shareholder and the Managing Shareholders shall deliver to the Purchaser the Vendors Bank Guarantee.

     h) Deliver to the Purchaser a Secretary's certificate of the resolution of the General Meeting of Shareholders of the Company approving the annual accounts and management report for fiscal year 2000.

     i) Deliver resignation letters, dated as of the Closing Date, of all members of the Board of Directors of the Company.

     j) Deliver to the Purchaser a Secretary's certificate of the resolution of the Board of Directors of the Company, dated as of the Closing Date, revoking all powers of attorney granted by the Company.

     k) Mr. Enrique Alcor Cabrerizo and Mr. Enrique Daroqui Raga shall deliver to the Purchaser duly executed employment agreements, and Mr. Fernando Monera Olmos shall deliver to the Purchaser a duly executed services agreement, each in the form attached hereto as Appendix 5.4 (l).

     l) Provide to the Purchaser a list of all computer passwords, blue prints, manuals and other documents necessary or appropriate to operate the Company's or the Subsidiaries' business and operations.

     m) Deliver to the Purchaser a certificate from the duly authorised representative of the Company setting forth all amounts that have been claimed by the Spanish Tax Authorities from the Company and /or its Subsidiaries, as the case may be, arising from the Tax Inspections and which have been paid to the Spanish Tax Authorities prior to the Closing Date in accordance with clause 4.2 hereof (and which shall not be less than the amounts notified to the Purchaser thereunder) (hereinafter, the "Certified Amount").

5.5  Purchaser's Closing Date Deliveries. On the Closing Date, simultaneously
     -----------------------------------
     with the actions set forth in clause 5.4, the Purchaser shall deliver to the Vendors:

     a) A certified copy of a resolution of the Board of Directors of the Purchaser establishing the authority of Purchaser's representative to execute this Agreement on behalf of Purchaser and authorising all necessary or proper

                                              Share Purchase Agreement - Page 15
          corporate actions of the Purchaser to enable it to comply with the terms of this Agreement;

     b) Certificate from Purchaser's bank addressed to the Vendors evidencing that the Equity Shareholder Consideration and the respective Managers' Cash Consideration has been irrevocably wired in the designated accounts by the Vendors in Appendix 2.3.

     c) Share certificates of Astropower, Inc. corresponding to the respective Consideration Shares to be paid to the Managing Shareholders on the Closing Date bearing the legend indicated in clause 2.6.

     d) An opinion of Astropower's legal counsel, dated as of the Closing Date, to the effect that (x) Astropower is a corporation duly organised and validly existing in good standing under the laws of the State of Delaware, U.S.A., and has all corporate power and authority to carry out the business which it presently conducting, (y) the Consideration Shares are validly authorised and will be, when issued in accordance with the terms of this Agreement, validly issued, fully paid and non-assessable.

5.6  Registration Rights Agreement.  On the Closing Date, each of the
     -----------------------------
     Managing Shareholders shall enter into an agreement regulating the registration rights of the Consideration Shares with the Purchaser, in the form attached hereto as Appendix 5.6.

6.   Representations and Warranties of Vendor

6.1  Representations and Warranties of Vendor.  The Vendors represent and
     ----------------------------------------
     warrant to the Purchaser that the statements set forth in Appendix 6.1 are true and complete as to the situation of the Company as of the Execution Date, or as of the time provided for in Appendix 6.1, if any, and further declare that the representations and warranties given will be true and complete on the Closing Date.

6.2  Acknowledgement of Representations and Warranties. The Parties acknowledge
     -------------------------------------------------
     that the execution of this Agreement and the determination of the Purchase

                                              Share Purchase Agreement - Page 16

     Consideration paid for the Shares is based upon the accuracy and truth of the representations and warranties of the Vendors set forth in this Agreement.

7.   Obligation to Indemnify

7.1  Vendors' Duty to Indemnify. The Vendors shall be liable jointly and
     --------------------------
     severally, or severally, as the case may be pursuant to clause 7.2, to indemnify the Purchaser or the Company (at the election of the Purchaser) for any and all Losses incurred or suffered by the Purchaser, the Company or its Subsidiaries, respectively, whether directly or indirectly, which result or arise from:

     a) Any inaccuracy or omission in the representations and warranties set forth in this Agreement, or

     b) The breach of any of the obligations entered into by the Vendors under this Agreement.

     Accordingly, the Parties expressly agree to derogate, to the extent necessary, the liability regime provided for under article 1.532 of the Spanish Civil Code.

7.2 Nature and Amount of Vendors' Duty to Indemnify. Vendors shall be liable to indemnify the Purchaser in accordance with clause 7.1, and during the term set forth in clause 7.3, pursuant to the following:

     a) Jointly and severally ("solidariamente") for all amounts that are provided pursuant to clause 10.1 to be guaranteed by the Guarantee from time to time.

     b) Severally ("mancomunadamente") for each Vendor, in accordance with their respective Applicable Percentage, for all amounts exceeding such amounts as may from time to time be subject to joint and several liability by the Vendors pursuant to clause 7.2(a).

     c) The Vendors liability pursuant to clause 7.1 shall be limited to the total aggregate amount of one hundred (100) percent of the Purchase Consideration.

                                              Share Purchase Agreement - Page 17

7.3  Duration of Vendors' Obligation to Indemnify.  The obligation of Vendors
     --------------------------------------------
     to indemnify Purchaser pursuant to clause 7.1 with respect to any claim for any Losses shall expire on the second (2nd) anniversary immediately following the Closing Date, provided that (i) that Purchaser's obligation to indemnify for claims for all matters affecting obligations arising pursuant to law and for tax matters, labour matters or social security matters shall terminate at the expiry of the applicable statute of limitations under law, and further provided that (ii) Purchaser's obligation to indemnify for claims for all matters affecting Vendors' transfer to the Purchaser of valid legal title to the Shares shall terminate at the expiry of the applicable statute of limitations under Law. Claims made within the terms above indicated, pursuant to the procedure envisaged in the Articles 8 and 9, shall suppose the extension of the obligation to indemnify strictly with respect to the claim so filed until it is finally and definitively determined.

7.4  No Limitation for Due Diligence. The liability of the Vendors shall not be
     -------------------------------
     limited or reduced by reason of the information gathered by the Purchaser, through its advisors, during the due diligence investigation of the Company that preceded the execution of this Agreement.

8.   Claims Procedure Between the Parties


8.1  Claims Procedures.  In the event that the Purchaser asserts a claim of
     -----------------
     liability for Losses from the Vendors, the following procedure shall be followed:

     a) When the Purchaser becomes aware of the existence of an event which could give rise to Losses, it shall promptly notify such claim to the Vendors in writing, indicating the causes and the amount thereof and attaching to said notification any documentation that it has in relation to the event or circumstance causing the alleged Losses.

     b) If said claim is not accepted in writing by the other Party within thirty (30) calendar days following notification thereof, the claim shall be deemed rejected.

     c) In the event that the claim is rejected, the dispute shall be resolved in accordance with Article 18 of this Agreement.

                                              Share Purchase Agreement - Page 18

8.2  Interest. Any amount owed after acceptance of a claim by the Purchaser
     --------
     or after final determination by claim in accordance with Article 18 shall accrue interest for late payment at the legally established interest rate, as published in the Official Gazette (Boletin Oficial del Estado) in force for the year 2001, plus two (2) percentage points, per year, without the need for any demand for payment to be issued, and shall be calculated up to the date on which the amounts owed are duly settled.

9.   Third Party Claims

9.1  Third Party Claims. In the event any claim is asserted after the Closing
     ------------------
     Date and before expiry of the time limitation established by clauses 7.3 by a third party against the Purchaser, and the Purchaser has a right hereunder to be indemnified for such third party claim under this Agreement, the following procedures shall be followed:

     a) The Purchaser shall immediately notify such claim to the Vendors in writing, indicating the causes and the estimated amount thereof, attaching to said notification any documentation that it has in relation to the event or circumstance causing the alleged Losses;

     b) The Vendors shall assume the defence of any claim or any litigation resulting from the claim at its own expense, provided that (1) the Vendors shall select counsel that is reasonably satisfactory to the Purchaser, and (2) the Purchaser may participate in such defence at the Purchaser's expense. Except with the prior written consent of the Purchaser (which shall not be unreasonably withheld) the Vendors in the defence of any such claim or litigation shall not consent to the entry of a judgment or enter into or offer to enter into any settlement that provides for injunctive relief affecting the Purchaser, the Company or the Subsidiaries or that does not include as an unconditional term thereof the release by each claimant or plaintiff of the Purchaser, the Company or the Subsidiaries, as the case may be, from all liability with respect to such claim or litigation.

     c) The Vendors and the Purchaser shall co-operate in the defence of any claim or litigation and the records of each shall be reasonably available to the other with respect to such defence.

                                              Share Purchase Agreement - Page 19

10.  Guarantees

10.1 Guarantees provided by the Vendors. To provide for Vendors' compliance
     ----------------------------------
     with the obligation to indemnify the Purchaser for certain obligations and the representations and warranties set forth in this Agreement, the Vendors shall provide to the Purchaser the following additional guarantees and rights (hereinafter, the "Guarantees") on the Closing Date, without limiting thereby their obligation to indemnify the Purchaser as set forth in this Agreement:

     a) The Equity Shareholder and the Managing Shareholders shall deliver to the Purchaser on the Closing Date an unconditional bank guarantee granted by a first tier Spanish bank in favour of the Purchaser for an amount as of 583,320,000 Pesetas (3.505.823,81 Euros), which shall be reduced after the second anniversary of the Closing Date until the expiry thereof to an amount as of 500,000,000 Pesetas (3.005.060,52 euros), provided that no claims have been presented by Purchaser against the Vendors pursuant to this Agreement, and permitting joint and several recovery of claims for indemnification for any of the following: (i) for any amounts paid to the Spanish Tax Authorities, including any late payment fines, interests charges, surcharges or sanctions in respect of the Tax Inspections referred to in Schedule
          12.6 of the Appendix 6.1, and (ii) for any Losses under the indemnification regime established under this Agreement, and having a minimum duration of four (4) years and three (3) months from the Closing Date, substantially on the terms set forth in Appendix 10.1(a) (hereinafter, the "Vendors Bank Guarantee").

     b) Additionally, the Managing Shareholders undertake that in any counter-guarantee agreement, which shall include a pledge or deposit in guaranty of all of the Consideration Shares, between themselves and the bank issuing such Vendors Bank Guarantee, they shall include a clause in such counter-guarantee agreement, to the reasonable satisfaction of the Purchaser, providing that should the bank exercises its counter-guarantee against such Managing Shareholders, and there is any excess remaining after the bank has liquidated such counter-guarantee (hereinafter, the "Excess"), then the Purchaser shall have the exclusive right to claim from any such Excess an amount equal to the value of any claims it may have against the Vendors, jointly and severally, and subject to the terms of clause 10.2. The Purchaser's claims against such Excess shall be limited to an amount equal

                                              Share Purchase Agreement - Page 20
          to forty percent (40%) of the aggregate of the respective Applicable Percentage of the Purchase Consideration of the Managing Shareholders until the first anniversary of the Closing Date, after which the amount of such limitation shall be reduced, provided however, that no claims have been presented by the Purchaser against the Vendors pursuant to the terms of this Agreement, by twenty-five percent (25%) on each consecutive anniversary of the Closing Date. The Managing Shareholders shall provide to the Purchaser drafts of such counter-guarantee agreement not later than five (5) Business Days prior to the execution of such agreement.

10.2 Procedure for Exercise of the Guarantees provided by the Vendors.
     ----------------------------------------------------------------

     a) The Purchaser shall only have the right to exercise of the Vendor Bank Guarantee as it, in its sole discretion, determines after having completed the claims procedure set forth in clauses 8 and 9, provided
                                                                       --------
          however, that the Purchaser shall be exempted from the aforementioned
          -------
          requirement, and thus may exercise the Vendors Bank Guarentee as it in sole discretion determines, upon : its delivery of a certificate setting forth all amounts that have been claimed by the Spanish Tax Authorities from the Company and/or its Subsidiaries, as the case may be, and which have been paid to the Spanish Tax Authorities prior or after the Closing Date, including any late payment fines, interests charges, surcharges or sanctions in respect of the Tax Inspections referred to in Schedule 12.6 of the Appendix 6.1.

     b) In all of the circumstances indicated in sub-clause 10.2(a) above, the Purchaser shall notify the claim to the Vendors. Notification of a claim shall cause the extension of the Guarantees until such time as the claim is finally determined in accordance herewith.


10.3 Cost of the Guarantees. The cost of the Vendors Bank Guarantee shall be
     -----------------------
     borne in equal parts by the Purchaser on the one hand, and collectively by the Vendors on the other hand. The Purchaser shall not bear any cost relating to the counter-guarantee set forth in clause 10.1(b).

11.  No Competition

                                              Share Purchase Agreement - Page 21

11.1 Essential to the Investment. The Parties acknowledge that the Vendors'
     ---------------------------
     commitments under this Article 11 were an essential reason for Purchaser's acquisition of the Shares in the Company.

11.2 Prior Approval. On and after the Closing Date, and for four (4) years
     --------------
     after the Closing Date, each of the Vendors shall not without the prior written authorisation of the Purchaser engage, whether directly or indirectly, in any capacity, in the following conduct:

     a) Own, manage, operate, control, have an interest in, as investor, director or otherwise, be employed by, or provide consultancy services in the area of the business of the Company or its Subsidiaries, other than as employees or service providers of the Company or the Purchaser, as the case may be.

     b) Employ or hire any person who, within one year prior to the Closing Date of this Agreement, was an employee of the Company or its Subsidiaries.

11.3 Breach. Breach of the restrictions set forth in this Article 11 shall
     ------
     give rise to the penalties payable by the breaching Vendor(s), and only the breaching Vendor(s), individually and severally pursuant to their respective Applicable Percentage which may be established by the arbitration at the request of the Purchaser, but in the event of a breach of clause 11.2(a) a penalty of an amount corresponding to forty percent (40%) of the Purchase Consideration, which shall be reduced by an amount equal to twenty-five percent (25%) on each consecutive anniversary date of the Closing Date, every year,, and this penalty payable severally by each Vendor pursuant to their respective Applicable Percentage, in addition to compensation for any and all Losses and damages, is agreed, in accordance with the provisions of article 1153 of the Civil Code.

11.4 Legitimate Commercial Interest. The Vendors acknowledge that, due to the
     ------------------------------
     activity carried on by the Company, there is a legitimate, real and obvious interest, both of a commercial and industrial nature, in establishing this non-competition clause, and further recognise that the conditions agreed to under this Agreement are entirely adequate and more than compensate them for the restrictions imposed by this non-competition clause.

                                              Share Purchase Agreement - Page 22

11.5 Employment Agreement No Competition. This Article 11 is independent of
     -----------------------------------
     and, as may be required, in addition to, the non-competition clauses found in the employment contracts and services contract referred to in clause 5.4(l) and Appendix 5.4(l) of this Agreement.

     a) In the event that one or more of such employment contracts with Mr. Enrique Alcor Cabrerizo and Mr. Enrique Daroqui Raga, is terminated by the Company without just cause, or such services contract with Jacaranda Patrimonial, S.A., is terminated by the Company under the regime of "Ordinary Termination" (as that term is defined in such services contract) during the term set forth in clause 11.2 hereof for this non-competition agreement, then in respect of such terminated contract, the Company shall pay to the party whose contract was terminated, subject to clause 11.5(b) hereof, an amount equal to sixty-six percent (66%) of the annual fixed salary or fixed service fees as of the Closing Date, payable (annually or pro-rated, as the case may be, and subject to applicable taxes) during a period of time equal to the difference between the termination date of this non-competition agreement set forth in clause 11.2, and termination date of the remunerated non-competition clauses set forth in such contracts (being clause 5 of such employment agreements and clause 4 of such services agreement).

     b) If such employment contracts or such services contract be terminated by the Company on or after the termination date of this non-competition agreement set forth in clause 11.2, then the compensation provided in clause 11.5(a) hereof shall not apply. Similarly, such compensation shall not apply in respect of such employment agreements or such services agreement should there be a waiver, respectively, of the non-competition obligations set forth in those agreements.

12.  Notices

12.1 All notices or communications to be made by any one Party to any other Parties hereunder shall be made, subject to clause 12.3, in writing and remitted by personal delivery, notarial notice, internationally recognised courier service, or facsimile promptly confirmed by telephone as to receipt, legibility and number of pages, to the persons at the addresses listed below.

                                              Share Purchase Agreement - Page 23

     a)   To the Purchaser: Astropower, Inc.
                            Solar Park
                            Newark, DE 19716-2000 (U.S.A.)
                            Telephone: + 1- (302) 366-0400
                            Fax: + 1-(302) 368-6474 (Fax)

          With copy to:     Enric Picanyol
                            Cuatrecasas
                            Paseo de Gracia, 111
                            08008 Barcelona
                            Fax: +34.93.290.5535

                            Peter Landau, Esq.
                            Foreht Last Landau Miller & Katz, LLP
                            415 Madison Avenue, 16th Floor
                            New York, NY 10017 (U.S.A.)
                            Fax: +1-(212) 935-5554

     b)   To the Vendors:   Fernando Monera Olmos (Common Representative)
                            c/ Maestro Lasalle, number 13,
                            Madrid (Madrid)
                            Fax: +34.96.126.7300

                            Enrique Alcor Cabrerizo
                            Avda Valdepastores, 7,  Chalet number 31,
                            Urbanizacion Casas Blancas
                            Boadilla del Monte (Madrid),
                            Fax: +34.91.474.7467

                            Enrique Daroqui Raga
                            Maria Jesus Peris Sanchis
                            Plaza Mayor, number 18
                            Catarroja (Valencia),
                            Fax: + 34.96.126.7300

                            Jose Luis Gonzalez Arnau
                            Maria Oreto Ribera Valles
                            Calle Mayor, number 18

                                              Share Purchase Agreement - Page 24

                          Picassent (Valencia)
                          Fax: +34.96.123.3949

                          Maria Dolores Daroqui Raga
                          c/ Maestro Lasalle, number 13,
                          Madrid (Madrid)
                          Fax: +34.96.126.7300

12.2 Deemed Receipt. Any notice remitted by any of the means indicated above
     --------------
     shall be deemed received when acknowledged or five (5) days after the date on which it was sent.

12.3 Common Representative. The Vendors hereby appoint and designate  Mr.
     ---------------------
     Fernando Monera Olmos to represent them in all notifications, negotiations, claims, disputes, arbitrations and incidents that may arise in the implementation of this Agreement. Any change in the common representative of the Vendors, for any reason, must be communicated to the Purchaser in writing no later than ten (10) Business Days prior to the proposed change.

13.  Taxes, Expenses and Commissions

13.1 Fees and Expenses. All fees and expenses (including fees and expenses of
     -----------------
     legal counsel, investment bankers accountants or other representatives or consultants, travel expenses and entertainment costs), incurred in connection with the due diligence process, and the negotiation and execution of this Agreement, will be borne by the party that incurred such cost or expense. The notarisation fees for the formalisation of this Agreement on the Closing Date, and the costs of any notification and related procedures required before the SDC, shall be borne in equal parts by the Purchaser on the one hand, and collectively by the Vendors on the other hand.

13.2 No Broker's Fees or Commissions. Neither Vendors nor the Purchaser, nor
     -------------------------------
     any of their respective Affiliates, have retained any broker or finder or agreed to become obligated to pay any fee or commission to any broker, finder or any other Person (other than customary investment banking, legal and accounting fees) for or on

                                              Share Purchase Agreement - Page 25
     account of the consummation of the transactions contemplated by this Agreement.

14.  Confidentiality

14.1 The Parties, their employees and their advisors shall keep the strictest of confidentiality regarding all the financial and contractual terms and conditions that are established herein, any information relating to the Company or its Subsidiaries, as well as any financial information which may come to their knowledge via the other parties and they shall pay compensation for any damages and prejudicial consequences occasioned by any breach of the present confidentiality agreement. No public announcement or circular disclosing the terms of this Agreement shall be made or issued by or on behalf of any Party hereto without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed. By way of exception to the foregoing, the each Party shall be authorised to make such disclosures as are necessary by the requirement of any regulatory or other governmental proceeding, including any notification required to the SDC or the stock exchange regulatory authorities of the United States of America applicable to the Purchaser, and specifically including the filing before the Securities and Exchange Commission of a Form 8-K entitled "Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934" disclosing the terms of this Agreement and related financial information.

14.2 The Parties shall instruct their respective professionals, collaborators, employees, advisors and persons who have knowledge of the transaction, or the operations and information that is considered confidential, to keep the strictest of confidentiality in respect of such information or data, and shall be liable for any damages that any breach thereof may occasion to the other Party.

15.  Binding Effect and Assignment

15.1 Assignment. The Purchaser is hereby authorised to assign this Agreement or
     ----------
     any right or obligation hereunder to any company of the Astropower Group, provided that the Purchaser shall remain jointly and severally responsible for the

                                              Share Purchase Agreement - Page 26
     obligations of the Purchaser pursuant to this Agreement, and notice of such assignment shall be provided to the Vendors within thirty (30) days from its occurrence. The Vendors shall not have the right to assign this Agreement without the prior written consent of the Purchaser.

16.  Miscellaneous

16.1 Waivers and Amendments.  No failure or delay by any Party in the exercise
     ----------------------
     of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude an additional or further exercise thereof or the exercise of any other right. To be effective, each waiver of any right hereunder must be in writing and signed by the Party waiving its right, and such waiver may be made subject to any conditions specified therein. Any amendment, modification or addition to this Agreement shall be in writing and signed by both Parties.

16.2 Force Majeure.  In the period from the Execution Date through and
     -------------
     including the Closing Date, neither Purchaser nor Vendors shall be liable to the other for any failure or delay of performance or other consequence that is due to any force majeure event. Upon the occurrence of a force majeure event, the Parties shall negotiate to determine the measures they should adopt and the compensation that should be paid, taking into account the specific circumstances in each case and the efforts undertaken by each Party in respect of this transaction up to that date. Should the Parties fail to reach agreement, they shall submit the matter to arbitration pursuant to Article 18.

16.3 Entire Agreement.  This Agreement, its Appendices and Schedules and
     ----------------
     documents referred to herein represent the entire agreement between the Parties hereto and supersede and entirely derogate any prior commitments, agreements or understandings, negotiations and discussions between the Parties, written or verbal, with respect to the subject matter hereof.

16.4 Headings.  The headings in this Agreement are inserted for convenience
     --------
     only and shall be ignored in construing this Agreement.

                                              Share Purchase Agreement - Page 27

16.5 Severability.  If any term or provision of this Agreement, or the
     ------------
     application thereof to any circumstances, shall, to any extent and for any reason, be held invalid or unenforceable, the rest of this Agreement shall remain in full force and effect. In the place of the null and void provision, the Parties shall be bound to agree on an clause achieving the same legal and economic effect, or as similar as possible, as the null and void clause.

16.6 Return of Information.  If for any reason whatsoever the transactions
     ---------------------
     contemplated by this Agreement are not consummated, the Purchaser shall promptly return to the Vendors all books and records furnished by the Vendors or any of its respective agents, employees or representatives (including all copies, if any, thereof), and shall not use or disclose the information contained in such books and records for any purpose or make such information available to any other entity or person.

17.  Applicable Law


This Agreement, its Appendices and Schedules shall be governed by and construed exclusively in accordance with the Laws of the Kingdom of Spain, without regard to the conflicts of laws principles thereof.

18.  Dispute Resolution


18.1 Arbitration. The Parties hereby agree that all controversies or claims
     -----------
     arising out of or relating to this Agreement or the interpretation, performance, breach, termination or validity thereof shall be finally settled by binding arbitration in accordance with the International Chamber of Commerce Rules of Arbitration then in effect (the "Rules").

18.2 Structure of Arbitration. The seat of an arbitration shall be in
     ------------------------
     Barcelona, Spain. Either Purchaser or Vendors may initiate the arbitration by giving the other notice of intent to arbitrate (the "Arbitration Notice"). The arbitration shall be held before three (3) arbitrators, one arbitrator being selected by the Purchaser and one arbitrator being selected by the Vendors. The third arbitrator shall be

                                              Share Purchase Agreement - Page 28
     selected by agreement of the Purchaser and the Vendors. Should the Purchaser or the Vendors fail to name an arbitrator, or the Purchaser and Vendors fail to agree upon a third arbitrator, within thirty (30) days after the date the Arbitration Notice was given, such arbitrator(s) shall be named according to the Rules. The arbitration shall commence as soon as practicable after the naming of the last arbitrator.

18.3 Conduct of Arbitration.  The Parties hereby agree to proceed with the
     ----------------------
     arbitration in the most expeditious manner reasonably possible. Without limiting the generality of the foregoing, the Parties shall instruct the arbitrators to endeavour to make such orders and conduct and schedule all proceedings in connection with the arbitration so that the final arbitration hearing commences no less than thirty (30) days and concludes no later than ninety (90) days after the appointment of the arbitrators, and so that the final arbitration decision, order, award or judgement is made and delivered to the Parties within one hundred and twenty (120) days after the appointment of the arbitrators.

18.4 Arbitration Award.  Any decision, order, award or judgement of the
     -----------------
     arbitration shall be included in a written decision of the arbitrators. If the arbitrators find that money damages would not be an adequate remedy, the arbitrators may, in their final decision, order, award or judgement, grant injunctive relief or specific performance or other equitable relief to enforce the provisions of this Agreement. The Parties hereby agree to abide by and give full effect to the terms of all arbitration decisions, awards, orders or judgements, which shall be final and binding on both Parties. Each Party agrees to submit to the jurisdiction of any court of competent jurisdiction for purposes of the enforcement of any such decision, award, order or judgement.

18.5 Attorney Fees.   The arbitrators shall be authorised to award reasonable
     -------------
     attorney's fees and other arbitration-related costs to the prevailing Party, provided however that the arbitrators shall be instructed that such fees and costs shall not exceed the amount of one third (1/3) of the claim(s) of the Parties submitted to the arbitration panel for determination.

18.6 Confidentiality of Arbitration.  The Parties undertake to keep
     ------------------------------
     confidential all awards in any arbitration arising out of or in relation to this Agreement, together

                                              Share Purchase Agreement - Page 29
     with all materials in the proceedings which have been created for the purpose of the arbitration and all other documents produced by a Party or another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by a legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

18.7 Ancillary Remedies. As an exception to the exclusivity of the procedures
     ------------------
     set forth in this Article 18, the Parties hereby agree that each shall have the right to seek temporary, provisional or ancillary remedies, such as temporary injunctive relief, from any court having jurisdiction, before and during the pendency of any arbitration.

19.  Language

19.1 This Agreement shall be executed in the English language. The Parties shall include as Appendix 19.1 a non-binding Spanish language translation of this Agreement. In the event of a doubt arises as to the interpretation of the English version, recourse may be had to the Spanish version for interpretation purposes, provided that in all events the English version shall prevail.

                                              Share Purchase Agreement - Page 30

IN WITNESS WHEREOF, this Agreement is executed in three (3) original counterparts which, once duly executed, shall have one force and effect, at the date and place first indicated.



________________________                       ________________________
Astropower, Inc.                               Mr. Enrique Daroqui Raga


                                               _____________________________
                                               Ms. Maria Jesus Peris Sanchis


                                               _________________________
                                               Mr. Fernando Monera Olmos


                                               _____________________________
                                               Ms. Maria Dolores Daroqui Raga


                                               ____________________________
                                               Mr. Jose Luis Gonzalez Arnau


                                               _____________________________
                                               Ms. Maria Oreto Ribera Valles


                                               ___________________________
                                               Mr. Enrique Alcor Cabrerizo

                                              Share Purchase Agreement - Page 31

                              List of Appendices

Appendix 1.2

Definitions

Appendix 2.3

List of Spanish Banks for the Equity Shareholder and Managing Shareholders

Appendix 2.6

Memorandum Describing Certain Aspects of the Consideration Shares.

Appendix 2.8

Basic Balance Sheet

Appendix 2.8(a)

Independent Auditors

Appendix 5.4(l)

Form of Employment Agreements and Services Agreement

Appendix 5.6

Registration Rights Agreement

Appendix 6.1

Representations and Warranties of the Vendors

Appendix 10.1(a)

Form of Vendors Bank Guarantee

Appendix 19.1

Non-Binding Spanish Language Translation of this Agreement

                                              Share Purchase Agreement - Page 32

                                 Appendix 1.2

                                  Definitions



The terms appearing below in quotations and capitalised letters shall have the meaning indicated beside each of them, or the meaning set forth in the Article or clause of this Agreement to which reference is made beside such term.


1.1  "Adjustment": shall have the meaning set forth in clause 2.8.

1.2 "Affiliate" or "Affiliates": means, with respect to any entity, any Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled By or is Under Common Control With such entity.

1.3 "Agreement" and "this Agreement": means this Share Purchase Agreement, including all Appendices and Schedules attached to this agreement, in each case as they may be amended or supplemented from time to time.

1.4 "Appendices": means all the documents attached as appendices (including any Schedules thereto) listed in this Agreement, each as they may be amended from time to time.

1.5  "Applicable Percentage": shall have the meaning set forth in Recital 3.

1.6  "Arbitration Notice": shall have the meaning set forth in clause 18.2.

1.7 "Authorisation": means the approval of this Agreement and the transactions set forth herein by the SDC without conditions, whether through express approval delivered during the legally established one (1) month waiting period from the notification date, or through waiver by lapse of such one
     (1) month waiting period, or if the transaction is referred for review by the Competition Law Tribunal, by unconditional approval of the Agreement by the Council of Ministers of Spain.

1.8  "Basic Balance Sheet": shall have the meaning set forth in clause 2.8.

1.9 "Business Day": shall mean a day, excluding Saturday and Sunday, when the banks in the city of Valencia, Spain or New York, U.S.A. are open for business.

                                                           Appendix 1.2 - Page 1

1.10  "Certified Amount": shall have the meaning set forth in clause 5.4(o).

1.11  "Closing": shall have the meaning set forth in clause 5.1.

1.12  "Closing Date": shall have the meaning set forth in clause 5.1.

1.13 "Company": means the Spanish company Aplicaciones Tecnicas de la Energia, S.A., the details of which are set forth in Recital 1.

1.14 "Company Intellectual Property": shall have the meaning set forth in clause 9.1 of Appendix 6.1.

1.15 "Computer System": shall have the meaning set forth in clause 5.10 of Appendix 6.1

1.16  "Consideration Shares": shall have the meaning set forth in clause 2.6.

1.17 "Control", "Controlled By" and "Under Common Control With": means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such entity, whether through the ownership of voting securities or by contract or otherwise.

1.18  "Equity Shareholder": means Jose Luis Gonzalez Arnau.

1.19 "Equity Shareholder Consideration": shall have the meaning set forth in clause 2.3.

1.20  "Excess": shall have the meaning set forth in clause 10.1(b).

1.21 "Execution Date": means July 31, 2001, the date on which the Parties sign this Agreement.

1.22 "Extension Period": means such period of time as the Parties may mutually agree in a writing executed by duly authorised representatives of the Parties, should the Parties desire to extend the time period for perfection of the condition precedent set forth in clause 3.1.

1.23 "Final Adjustment": means a final and binding determination of the amount of the Adjustment, if any, calculated by the Parties on the basis of a final and binding determination of the Net Working Capital of the Company on the Closing Date arrived at pursuant to clauses 2.8(c), (d) or (f).

1.24  "First Auditor": shall have the meaning set forth in clause 2.8(a).

                                                           Appendix 1.2 - Page 2

1.25  "First Auditor's Report": shall have the meaning set forth in clause
      2.8(a).

1.26 "Financial Statements": shall have the meaning set forth in clause 13.1 of Appendix 6.1.

1.27  "Guarantees": shall have the meaning set forth in clause 10.1.

1.28 "Insurance Policies": shall have the meaning set forth in clause 7.1 of Appendix 6.1.

1.29 "Joint Venture": means Astropower-ATERSA Joint Venture, S.A., a company incorporated pursuant to the laws of the Kingdom of Spain, having its corporate domicile at Madrid, Fernando Poo, 6, bj,, registered in the Commercial Registry of Madrid at Volume 14902, Page 27, Sheet Number M-247995, Section 8, and having Tax Identification Number (CIF) A-96899679

1.30 "Law": shall mean the laws, decrees, regulations, orders and ordinances of Spain, including those validly promulgated by its central government, autonomous communities, provinces and municipalities or applicable European Union laws, rules, orders, decrees, regulations or other legislative instruments.

1.31 "Loss" and "Losses": means any and all liabilities or damage caused to the patrimony of the Company, its Subsidiaries or the Purchaser as a result of
      (i) any breach of this Agreement or (ii) any false, incorrect or misleading statement in the representations and warranties set forth in this Agreement. Such Loss shall include all costs incurred in or to be incurred in restoring the legal, financial, net worth and business conditions of the Purchaser, the Company or its Subsidiaries, all fines, sanctions, late payment interests and any other costs which are caused by such loss, as well as reasonable costs, expenses and disbursements such as judicial costs or fees for legal or other advisors.

1.32 "Managing Shareholder" or "Managing Shareholders": means in the singular, Enrique Daroqui Raga, Enrique Alcor Cabrerizo, Fernando Monera Olmos, or Maria Dolores Daroqui Raga, and in the plural, all of Enrique Daroqui Raga, Enrique Alcor Cabrerizo, Fernando Monera Olmos and Maria Dolores Daroqui Raga.

1.33 "Managers' Cash Consideration": shall have the meaning set forth in clause 2.5.

1.34 "Material Contracts": shall have the meaning set forth in clause 6.1 of Appendix 6.1.

                                                           Appendix 1.2 - Page 3

1.35 "Net Working Capital": means the difference between (i) current assets (identified as section "D)" of the Assets side of the Balance Sheet set forth in the Spanish General Accounting Plan), and (ii) current liabilities (identified as section "E)" of the Liabilities side of the Balance Sheet set forth in the Spanish General Accounting Plan).

1.36 "Party" or "Parties": means when used in singular, Enrique Daroqui Raga, Enrique Alcor Cabrerizo, Fernando Monera Olmos, Maria Dolores Daroqui Raga or Astropower, Inc., as the context may require, and all of the aforementioned when used in the plural.

1.37 "Person": means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative.

1.38 "Personnel": shall have the meaning set forth in clause 10.1 of Appendix 6.1.

1.39  "Purchase Consideration": shall have the meaning set forth in clause 2.2.

1.40 "Purchaser": means Astropower, Inc. or an Affiliate nominated by Astropower, Inc. to consummate the purchase.

1.41 "Related Parties": means any Person which, in respect of the Company or any of its Subsidiaries, is either a Vendor or any Affiliate of one or more of the Vendors.

1.42  "Rules": shall have the meaning set forth in clause 18.1.

1.43  "SDC": shall have the meaning set forth in clause 3.1.

1.44  "Schedules": means the Schedules to the Appendices of this Agreement.

1.45  "Second Auditor": shall have the meaning set forth in clause 2.8 (b)

1.46  "Second Auditor's Report": shall have the meaning set forth in clause
      2.8(d).

1.47 "Securities Act": means the U.S. Securities Act of 1933, being 15 U.S. Code (S) 77a and following.

1.48  "Shares": shall have the meaning set forth in Recital 2.

1.49 "Spouses": shall mean respectively (i) Mr. Fernando Monera Olmos and Ms. Maria Dolores Daroqui Raga; (ii) Mr. Enrique Daroqui Raga and Ms. Maria Jesus

                                                           Appendix 1.2 - Page 4

      Peris Sanchis, and (iii) Mr. Jose Luis Gonzalez Arnau and Maria Oreto Ribera Valles.

1.50 "Subsidiaries": means the following companies, in which the Company owns the share interests in their respective capital indicated in parentheses:
      Astropower-Atersa, S.A. (50%), Energy Seeker, S.L. (10%), Atersa America, Inc (100%), Temporal Union of Enterprises (UTE) with ISOFOTON and BPSOLAREX (33%), and Temporal Union of Enterprises (UTE) with the mercantile ANTONIO CASADO Y CIA, SA. (50%).

1.51  "Third Auditor": shall have the meaning set forth in clause 2.8 (e)

1.52  "Third Auditor's Report": shall have the meaning set forth in clause
      2.8 (f)

1.53 "Tax Inspections": shall mean such tax inspections of the Company and/or its Subsidiaries as are in progress at the Execution Date of this Agreement, and which have been accurately and completely listed and described in Schedule 12.6 of Appendix 6.1.

1.54  "Termination Date": shall have the meaning set forth in clause 3.6.

1.55 "Valuation": means the valuation of Astropower, Inc.'s shares for any purpose hereunder, determined by calculating the average of the daily closing price of Astropower, Inc.'s shares on the NASDAQ stock exchange for the previous three (3) months ending three (3) days before the Execution Date.

1.56 "Vendor" or "Vendors": means, when used in the singular, each of Enrique Daroqui Raga , Enrique Alcor Cabrerizo, Fernando Monera Olmos, Jose Luis Gonzalez Arnau and Maria Dolores Daroqui Raga, as the context may require, and all of the aforementioned when used in the plural.

1.57  "Vendors Bank Guarantee": shall have the meaning set forth in clause
      10.1(a).

                                                           Appendix 1.2 - Page 5